EXHIBIT 99.01

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Cadence Appoints Anirudh Devgan as President

SAN JOSE, Calif., Nov 16, 2017—Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced that Anirudh Devgan, executive vice president and general manager of the Digital & Signoff Group and the System & Verification Group, has been appointed president of Cadence, effective immediately.

Dr. Devgan will report to Lip-Bu Tan, Cadence chief executive officer. Together, they will further the company’s System Design Enablement strategy by accelerating the momentum in the core electronic design automation (EDA) business and delivering to the expanding needs of its growing customer base.

As Cadence’s President, Dr. Devgan will oversee Cadence’s EDA products, including the digital implementation and signoff, functional verification, custom IC design, PCB and packaging businesses. Additionally, he will be responsible for the corporate strategy, marketing and business development functions.

“This is an exciting time for Cadence, and Anirudh will play a key leadership role as we capture opportunities that are being driven by groundbreaking trends in high performance and edge computing, automotive electronics and machine learning, among others,” said Lip-Bu Tan, CEO of Cadence. “Anirudh is a visionary and an innovator and a strong team leader with broad operational experience. Both Cadence and its customers will benefit from his enhanced role. I am delighted to partner with him to further our System Design Enablement strategy by accelerating the strong momentum in our existing businesses and by expanding into new areas. The Cadence Board and management team join me in congratulating Anirudh on his promotion.”

“It is an honor to step into the role of president as Cadence continues to execute well across all areas of our business,” said Anirudh Devgan. “I look forward to working closely with Lip-Bu and my talented colleagues to accelerate our momentum and drive further growth.”

Anirudh Devgan is a 25-year industry veteran. Prior to joining Cadence in 2012, he was at Magma Design Automation, Inc. for seven years where he was general manager of the Custom Design Business Unit. He also spent 12 years at IBM in a variety of technical and management roles. He received numerous awards there, including the IBM Outstanding Innovation award. Dr. Devgan is an IEEE Fellow and has numerous research papers and patents. He received a Bachelor of Technology degree in electrical engineering from the Indian Institute of Technology, Delhi, and M.S. and Ph.D. degrees in electrical and computer engineering from Carnegie Mellon University.

About Cadence

Cadence enables electronic systems and semiconductor companies to create the innovative end products that are transforming the way people live, work and play. Cadence software, hardware and semiconductor IP are used by customers to deliver products to market faster. The company’s System Design Enablement strategy helps customers develop differentiated products—from chips to boards to systems—in mobile, consumer, cloud datacenter, automotive, aerospace, IoT, industrial and other market segments. Cadence is listed as one of Fortune Magazine’s 100 Best Companies to Work For. Learn more at www.cadence.com.

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